Exhibit 2.8

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated as of the 15th day of October, 2007,

AMONG:

MARATHON OIL CORPORATION, a corporation existing under the laws of Delaware (hereinafter referred to as “Marathon” or “Purchaser”)

AND:

1339971 ALBERTA LTD., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “AcquisitionCo”)

AND:

WESTERN OIL SANDS INC., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “Western”)

AND:

WESTERNZAGROS RESOURCES INC., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “WesternZagros”)

WHEREAS Marathon, AcquisitionCo, Western and WesternZagros are parties to an arrangement agreement dated as of July 30, 2007, as amended and restated September 14, 2007 (the “Arrangement Agreement”) and wish to amend the Arrangement Agreement to make a minor correction to the Plan of Arrangement annexed as Schedule “A” thereto (the “Plan of Arrangement”);

NOW THEREFORE the parties hereby agree that:

1. The definition of “Special Voting Share” as set forth in Section 1.01(oo) of the Plan of Arrangement shall be deleted in its entirety and shall be replaced with the following:

“(oo)	“Special Voting Shares” means the shares of preferred stock of Marathon, which entitle the holders of record of Exchangeable Shares who are beneficiaries under the Voting and Exchange Trust Agreement to a number of votes at meetings of Marathon Shareholders in accordance with the terms of such shares and the Voting and Exchange Trust Agreement.”

2. The second sentence in the text relating to the heading “Voting Rights” in Appendix A to the Plan of Arrangement shall be deleted in its entirety and shall be replaced with the following:

“The rights will be represented by special Parent voting preferred shares issued to a trustee for the benefit of holders of Exchangeable Shares.”

IN WITNESS WHEREOF the parties have executed this Amending Agreement as of the date first above written.

MARATHON OIL CORPORATION

By:	/s/ David E. Roberts

1339971 ALBERTA LTD.

By:	/s/ Richard L. Horstman

WESTERN OIL SANDS INC.

By:	/s/ James C. Houck

WESTERNZAGROS RESOURCES INC.

By:	/s/ James C. Houck